MATTRESS FIRM GROUP INC.

Unaudited Condensed Consolidated Financial Statements
as of December 31, 2024 and October 1, 2024 and for the thirteen weeks ended December 31, 2024 and January 2, 2024

TABLE OF CONTENTS

Page
Financial Statements:
Unaudited Condensed Consolidated Balance Sheets as of December 31, 2024 and October 1, 2024	3
Unaudited Condensed Consolidated Statements of Operations for the thirteen weeks ended December 31, 2024 and January 2, 2024	4
Unaudited Condensed Consolidated Statements of Stockholders’ Equity for the thirteen weeks ended December 31, 2024 and fiscal year ended January 2, 2024	5
Unaudited Condensed Consolidated Statements of Cash Flows for the thirteen weeks ended December 31, 2024 and January 2, 2024	6
Notes to the Condensed Consolidated Financial Statements	7

MATTRESS FIRM GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)
(unaudited)

	December 31, 2024	October 1, 2024
ASSETS
Current assets:
Cash and cash equivalents	$274.2	$353.2
Accounts receivables and other, net	66.1	68.1
Inventories	280.7	248.2
Prepaid expenses and other current assets	69.7	75.0
Total current assets	690.7	744.5
Property and equipment, net	209.4	218.3
Operating lease right-of-use asset	1,154.7	1,166.4
Intangibles - trade names	581.0	581.0
Other intangible assets, net	25.0	24.8
Goodwill	826.9	826.9
Deferred tax asset	194.1	193.4
Other non-current assets, net	29.8	32.1
Total assets	$3,711.6	$3,787.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$221.3	$269.1
Operating lease liability, current portion	248.1	247.3
Other accrued liabilities	211.5	238.2
Customer deposits	54.7	48.3
Current portion of long-term debt	11.1	14.4
Total current liabilities	746.7	817.3
Long-term debt, net of current maturities	1,139.8	1,138.7
Operating lease liability, net of current portion	996.4	1,011.2
Other non-current liabilities	24.0	25.4
Total liabilities	2,906.9	2,992.6
Commitments and contingencies (Note 9)
Stockholders’ equity:
Common stock ($0.01 par; 22,813 shares authorized; 19,960 shares issued and outstanding)	—	—
Additional paid-in-capital	4,748.1	4,748.1
Preferred stock ($0.01 par, no shares issued and outstanding)	—	—
Accumulated deficit	(3,943.4)	(3,953.3)
Treasury stock (202 shares at cost)	—	—
Total stockholders’ equity	804.7	794.8
Total liabilities and stockholders’ equity	$3,711.6	$3,787.4
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MATTRESS FIRM GROUP INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Thirteen Weeks Ended
	December 31, 2024	January 2, 2024
Net revenue	$937.4	$924.8
Cost of sales	587.3	588.9
Total gross profit	350.1	335.9
Operating expenses:
Sales and marketing expenses	217.9	208.8
General and administrative expenses	90.4	84.8
Total operating expenses	308.3	293.6
Income from operations	41.8	42.3
Other expense:
Interest expense, net	26.5	29.4
Total other expenses	26.5	29.4
Income before income taxes	15.3	12.9
Income tax expense	5.4	4.0
Net income	$9.9	$8.9

Income per common stock:
Basic	$498	$445
Diluted	$497	$444

Weighted-average common stock outstanding:
Basic	19,960	19,960
Diluted	19,997	19,996

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MATTRESS FIRM GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in millions, except share amounts)
(unaudited)

	Thirteen Weeks Ended
	Common Stock		Preferred Stock		Treasury Stock		Accumulated Deficit	Total Stockholders’ Equity
	Outstanding Shares	Additional Paid in Capital	Outstanding Shares	Additional Paid in Capital	Shares	At cost
Balance as of October 1, 2024	19,960	$4,733.7	—	$14.4	202.4	$—	$(3,953.3)	$794.8
Net income	—	—	—	—	—	—	9.9	9.9
Balance as of December 31, 2024	19,960	$4,733.7	—	$14.4	202.4	$—	$(3,943.4)	$804.7

	Thirteen Weeks Ended
	Common Stock		Preferred Stock		Treasury Stock		Accumulated Deficit	Total Stockholders’ Equity
	Outstanding Shares	Additional Paid in Capital	Outstanding Shares	Additional Paid in Capital	Shares	At cost
Balance as of October 3, 2023	19,960	$4,733.7	—	$14.4	202.4	$—	$(4,026.2)	$721.9
Net income	—	—	—	—	—	—	8.9	8.9
Balance as of January 2, 2024	19,960	$4,733.7	—	$14.4	202.4	$—	$(4,017.3)	$730.8

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MATTRESS FIRM GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Thirteen Weeks Ended
	December 31, 2024	January 2, 2024
Cash flows from operating activities:
Net income	$9.9	$8.9
Adjustments to reconcile net income to cash flows used in operating activities:
Depreciation and amortization	20.1	19.9
Other impairments and loss on disposal of property and equipment	8.7	5.3
Non-cash rent expense	64.3	62.3
Other	1.0	2.7
Changes in assets and liabilities:
Change in accounts receivable and other net, other prepaid expenses and other current assets	8.1	0.1
Change in inventories	(32.4)	(4.9)
Change in other non-current assets	2.3	1.8
Change in accounts payable and customer deposits	(33.5)	(36.7)
Change in other accrued liabilities	(29.8)	(57.4)
Change in operating lease liability and other non-current liabilities	(67.3)	(64.3)
Net cash used in operating activities	(48.6)	(62.3)
Cash flows from investing activities:
Additions to property, equipment, software and licenses	(26.8)	(15.1)
Other	0.3	—
Net cash used in investing activities	(26.5)	(15.1)
Cash flows from financing activities:
Repayment of debt	(3.1)	(3.1)
Principal payments on finance leases	(0.8)	(0.1)
Net cash used in financing activities	(3.9)	(3.2)
Net decrease in cash and cash equivalents	(79.0)	(80.6)
Cash and cash equivalents at beginning of the period	353.2	295.7
Cash and cash equivalents at end of the period	$274.2	$215.1

Cash paid for:
Interest	$26.8	$29.8
Income tax refunds, net of payments	$—	$(1.2)
Supplemental disclosure of noncash investing activity:
Accrued capital expenditures included in other accrued liabilities	$4.5	$4.6

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MATTRESS FIRM GROUP INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — Business and Summary of Significant Accounting Policies

Nature of Operations

We, through our direct and indirect subsidiaries, are engaged in the retail sale of mattresses and bedding-related products in all 50 states within the United States through 2,283 company-operated and 83 franchisee-owned mattress specialty stores that operated primarily under the brand name Mattress Firm® as of December 31, 2024.

Sale of Company

On May 9, 2023, we signed a definitive agreement to be acquired by Tempur Sealy International, Inc. (“Tempur Sealy”) in a cash and stock transaction valued at approximately $4.0 billion. The transaction is expected to be funded by approximately $2.7 billion of cash consideration (subject to adjustments, including the repayment of our debt and other customary items) and $1.3 billion in stock consideration issued to our shareholders, reflecting the issuance of 34.2 million shares of common stock based on Tempur Sealy’s closing share price on May 8, 2023, of $37.62. The transaction is currently anticipated to close in early 2025, subject to the satisfaction of customary closing conditions, including applicable regulatory approvals. We expect to operate as a separate business unit within Tempur Sealy. See Note 9 — Commitments and Contingencies for additional information.

Basis of Presentation

The condensed consolidated financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature which, in the opinion of management, are necessary for a fair presentation of the condensed consolidated balance sheets as of December 31, 2024 and October 1, 2024, the condensed consolidated statements of operations and condensed consolidated statements of stockholders’ equity for the thirteen weeks ended December 31, 2024 and January 2, 2024, and the condensed consolidated statements of cash flows for the thirteen weeks ended December 31, 2024 and January 2, 2024. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the most recent audited consolidated financial statements for fiscal year ended October 1, 2024. Our historical and quarterly results of operations may not be indicative of the results that may be achieved for fiscal year 2025 or any future period. The accompanying condensed consolidated balance sheet as of October 1, 2024 was derived from audited financial statements, and the unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that may affect the application of policies and (i) reported amounts of assets and liabilities (i.e., property and equipment, intangible assets, goodwill, deferred tax assets and related valuation allowance, sales returns, warranty, self-insurance, stock-based compensation, debt obligations, right-of-use (“ROU”) assets and impairment assessments and charges), (ii) disclosure of contingent assets and liabilities at the date of the financial statements, and (iii) the reported amounts of net revenue and expenses during the reporting periods. The estimates and underlying assumptions are reviewed on an ongoing basis and actual results could differ from these estimates. Additionally, we continue to consider the impact of the general macroeconomic conditions, including inflation, interest rates and supply chain constraints, on the assumptions and estimates used when preparing our consolidated financial statements, including inventory valuation, lease accounting impacts, income taxes and goodwill, intangible asset, and store level impairment tests. These assumptions and estimates may change as the current environment evolves or new events occur, and additional information is obtained. If the economic conditions impacted by inflation, interest rates and supply chain constraints change beyond what is currently estimated by management, such future changes may have an adverse impact on our results of operations, financial position or liquidity.

MATTRESS FIRM GROUP INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Fiscal Year

Our fiscal year consists of 52 or 53 weeks ending on the Tuesday closest to September 30th. The fiscal year ending September 30, 2025 (“fiscal 2025”) will consist of 52 weeks. The fiscal year ended October 1, 2024 (“fiscal 2024”) consisted of 52 weeks.

New Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU enhances the transparency and decision usefulness of income tax disclosures and is effective for our fiscal year ending September 28, 2027 on a prospective basis. Early adoption is permitted. We are currently evaluating the impact of this ASU on our consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Topic 220), which requires disclosure of specific information about costs and expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. We are currently evaluating the impact of this ASU on our consolidated financial statements and related disclosures.

Note 2 — Fair Value Measurements

Non-recurring fair value assets

We review the carrying value of all long-lived assets for impairment, primarily at an individual store level, generally on a quarterly basis or whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable.

In the thirteen weeks ended December 31, 2024 and January 2, 2024, we recorded $2.6 million and $2.5 million of impairments for operating lease ROU assets (Level 3) with remaining fair values of $20.3 million and $9.9 million, respectively, as part of our quarterly impairment analysis. See Note 10 — Leases for additional information.

In the thirteen weeks ended December 31, 2024 and January 2, 2024, we recorded $4.6 million and $2.6 million of impairments for property and equipment (Level 3) with remaining fair values of $0.3 million and $0.5 million, respectively, as part of our quarterly impairment analysis. See Note 3 — Property and Equipment for additional information.

The significant Level 3 unobservable input used in the fair value measurements of our property and equipment and ROU assets was the weighted average cost of capital (“WACC”). Increases (decreases) in WACC inputs in isolation would result in a lower (higher) fair value measurement.

The following tables are not intended to be all-inclusive, but rather provide a summary of the significant unobservable inputs used in the fair value measurement of our Level 3 assets in which impairment testing was performed and impairments were recorded.

MATTRESS FIRM GROUP INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Impairment testing performed during the thirteen weeks ended December 31, 2024:

Valuation Technique	Significant unobservable Inputs	Unobservable Input
ROU assets
Market approach	WACC	8%
Property and equipment
Income approach	WACC	14%

Impairment testing performed during the thirteen weeks ended January 2, 2024:

Valuation Technique	Significant unobservable Inputs	Unobservable Input
ROU assets
Income approach and Market approach	WACC	8%
Property and equipment
Income approach	WACC	14%

Fair Value of Debt

As of December 31, 2024 and October 1, 2024, the fair value of the 2021 Term Loan was estimated at $1.164 billion and $1.168 billion, respectively. The fair value is based on quoted market prices (unadjusted) in active markets for identical assets and liabilities that the entity can assess at the measurement date (Level 1).

MATTRESS FIRM GROUP INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Note 3 — Property and Equipment

Property and equipment consist of the following:

	December 31, 2024	October 1, 2024
	(in millions)
Leasehold improvements	$293.7	$286.8
Computer equipment	48.4	47.0
Other property and equipment	24.3	24.0
Furniture and fixtures	59.0	58.7
Finance lease assets	11.8	11.8
Land and buildings	4.2	4.2
Construction in process	18.3	25.8
Graphics	15.7	14.6
Material handling equipment	31.6	30.8
Building signs	43.3	43.2
Property and equipment	550.3	546.9
Accumulated depreciation	(340.9)	(328.6)
Property and equipment, net	$209.4	$218.3

We recorded $4.6 million and $2.6 million of impairment for the thirteen weeks ended December 31, 2024 and January 2, 2024, respectively, primarily for underperforming store assets included in cost of sales on the condensed consolidated statements of operations.

Depreciation expense was as follows:

	Thirteen Weeks Ended
	December 31, 2024	January 2, 2024
	(in millions)
Cost of sales	$14.6	$14.0
General and administrative expense	1.3	1.3
Total depreciation expense	$15.9	$15.3

The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and any gain or loss thereon is included in operating expenses.

MATTRESS FIRM GROUP INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Note 4 — Goodwill and Intangible Assets

There were no additions or impairments to goodwill and non-amortizable intangible assets for the thirteen weeks ended December 31, 2024 or January 2, 2024.

A summary of the changes in the carrying amounts of amortizable intangible assets is as follows:

	Gross Cost	Accumulated Amortization	Net Carrying Value
	(in millions)
Balance as of October 1, 2024	$110.8	$(86.0)	$24.8
Additions	4.4	—	4.4
Amortization expense	—	(4.2)	(4.2)
Balance as of December 31, 2024	$115.2	$(90.2)	$25.0

The components of intangible assets were as follows:

	Useful Life (Years)	December 31, 2024	October 1, 2024

Non-amortizing:
Trade names		$581.0	$581.0
Amortizing:
Patents and trademarks	10	0.8	0.8
Franchise rights and licensing	10	18.3	18.3
Software costs	3 to 10	96.1	91.7
Total other intangibles assets		115.2	110.8
Accumulated amortization		(90.2)	(86.0)
Other intangibles assets, net		$25.0	$24.8

Expense included in general and administrative expense related to amortization of intangibles was $4.2 million and $4.6 million the thirteen weeks ended December 31, 2024 and January 2, 2024, respectively. As of December 31, 2024, amortization expense for intangible assets is expected to be as follows:

Fiscal year	(in millions)
Remainder of 2025	$9.8
2026	8.8
2027	5.3
2028	1.0
2029	0.1

Note 5 — Revenue

Our right of return asset included in prepaid expenses and other current assets on our condensed consolidated balance sheet had balances of $28.0 million and $31.1 million with a refund liability reserve included in other accrued liabilities on our condensed consolidated balance sheet of $63.8 million and $71.0 million each as of December 31, 2024 and October 1, 2024, respectively.

MATTRESS FIRM GROUP INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The following table disaggregates our net revenue, which we believe provides a meaningful depiction of the nature of our revenue.

	Thirteen Weeks Ended
	December 31, 2024		January 2, 2024
	(in millions, except percentages)
Brick and Mortar	$843.9	90.1%	$831.8	89.9%
Digital	69.7	7.4%	69.6	7.5%
Other Business (1)	23.8	2.5%	23.4	2.6%
Total net revenue	$937.4	100.0%	$924.8	100.0%

(1)Other Business primarily includes Events and Expositions, Commercial Sales and Custom Fundraising Solutions (“CFS”) as well as franchise fees and royalty income.

Note 6 — Long-term Debt

Long-term debt consists of the following:

	December 31, 2024		October 1, 2024
	Principal	Unamortized Discount and Debt Issuance Costs	Principal	Unamortized Discount and Debt Issuance Costs
	(in millions)
Finance leases	$10.2	$—	$10.7	$—
2021 Term Loan	1,165.0	(24.3)	1,168.1	(25.7)
Total long-term debt	1,175.2	(24.3)	1,178.8	(25.7)
Less: current maturities of long-term debt	(11.1)	—	(14.4)	—
Long-term debt, net of current maturities	$1,164.1	$(24.3)	$1,164.4	$(25.7)

2021 Term Loan

As of December 31, 2024, the borrowing rate on the 2021 Term Loan was 8.92% and will reset on March 31, 2025.

The future maturities of the 2021 Term Loan as of December 31, 2024 were as follows:

Fiscal Year	(in millions)
Remainder of 2025	$9.4
2026	9.4
2027	12.5
2028	1,133.7
Total	$1,165.0

ABL Facilities

We had a total of $6.0 million in letters of credit outstanding under the 2021 ABL Facility as of December 31, 2024 and availability of $119.0 million. The 2021 ABL Facility agreement also includes customary affirmative and negative covenants, as well as customary events of default and remedies.

Covenant Compliance

As of December 31, 2024, we were in compliance with all covenants.

MATTRESS FIRM GROUP INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Finance Leases

As of December 31, 2024 and October 1, 2024, we had $10.2 million and $10.7 million, respectively, for finance leases primarily related to our corporate office included in the current and non-current portions of long-term debt on the consolidated balance sheet.

Note 7 — Income Taxes

Income tax expense during the interim periods is based on the estimated annual effective income tax rate plus any discrete items which are recorded in the period in which they occur. Discrete items include such events as changes in estimates due to the finalization of tax returns, tax audit settlements and tax law changes. The determination of the consolidated income tax expense, deferred tax assets and liabilities and related valuation allowance requires management to make judgments and estimates. Although management believes that its tax estimates are reasonable, the ultimate tax determination involves significant judgments that could become subject to audit by tax authorities in the ordinary course of business.

We recognized income tax expense of $5.4 million and $4.0 million for the thirteen weeks ended December 31, 2024 and January 2, 2024, respectively. Our effective income tax rate was 35.3% for the thirteen weeks ended December 31, 2024 as compared to 31.0% for the thirteen weeks ended January 2, 2024. The most significant items that impacted the effective tax rate for the thirteen weeks ended December 31, 2024 and January 2, 2024 were state income taxes and permanent differences.

As of December 31, 2024 and October 1, 2024, we had a valuation allowance of $175.7 million to reserve deferred tax assets related to net operating loss carryforwards that are more likely than not expected to expire unused due to Section 382 loss limitations.

We and our subsidiaries are included in a consolidated income tax return in the U.S. federal jurisdiction and some states and file separate income tax returns in other states.

Note 8 — Earnings Per Share

Basic net income per common share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period, adjusted to reflect potentially dilutive securities using the treasury stock method for stock option awards. Diluted net income per common share adjusts basic net income per common share for the effects of stock options and other potentially dilutive financial instruments only in the periods in which such effect is dilutive.

The following table sets forth the computation of basic and diluted income per common share:

	Thirteen Weeks Ended
	December 31, 2024	January 2, 2024
	(in millions, except share and per share amounts)
Net income:
Income available to common stockholders - basic	$9.9	$8.9
Income available to common stockholders - diluted	$9.9	$8.9
Shares:
Weighted average number of common shares outstanding - basic	19,960	19,960
Net effect of dilutive stock options based on the treasury stock method	37	36
Weighted average number of common shares outstanding - diluted	19,997	19,996

Basic income per common share	$498	$445
Diluted income per common share	$497	$444

MATTRESS FIRM GROUP INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
We had 45.1 outstanding stock options to purchase common stock at a weighted average exercise price of $25,655 per share as of December 31, 2024 and January 2, 2024, which have time-vesting criteria that have been met. The dilutive effect of these stock option awards have been included in the diluted income per share for the thirteen weeks ended December 31, 2024 and January 2, 2024.

We have 1,336.1 and 826.4 unvested performance-based restricted stock units issued as of December 31, 2024 and January 2, 2024, respectively, which vest based on the attainment of pre-determined goals relative to our enterprise value at the time of an exit event subject to the holder’s continued employment with us throughout the effective date of the applicable exit event. Additionally, we have 103.9 and 174.4 unvested time-based restricted stock units issued as of December 31, 2024 and January 2, 2024, respectively, which have time-vesting conditions and vest over a period of pre-determined dates that are typically within three to four years from the date of grant. Each time-vested restricted stock unit entitles the holder to one share of common stock, or, in lieu thereof, cash payment equal to the fair market value of such share of common stock; in either case, at the time of an exit event. The conditions for the performance-based restricted stock unit and the time-vested restricted stock unit awards had not been met as of December 31, 2024 and January 2, 2024, and, therefore, these awards have not been included in the calculation of diluted earnings per share for the thirteen weeks ended December 31, 2024 and January 2, 2024.

Note 9 — Commitments and Contingencies

Product Warranties

Activity with respect to the liability for product warranties was as follows:

	Thirteen Weeks Ended
	December 31, 2024	January 2, 2024
	(in millions)
Balance at beginning of period	$25.3	$25.5
Payments made for warranties satisfied	(2.4)	(2.0)
Warranties reserved for new products delivered	1.7	1.7
Change in estimate for pre-existing warranty liabilities	0.8	—
Balance at end of period	25.4	25.2
Less: current portion included in other accrued liabilities	(7.0)	(6.8)
Non-current portion included in other non-current liabilities	$18.4	$18.4

Legal Proceedings

We are subject to legal proceedings and claims that arise in the ordinary course of business. Management does not believe that the outcome of any of those matters will have a material adverse effect on our balance sheet, results of operations, or cash flows.

On July 2, 2024, the Federal Trade Commission brought an action in the U.S. District Court for the Southern District of Texas against us and Tempur Sealy seeking an injunction of the proposed merger transaction. We do not expect a material impact on our financial statements as a result of the proceedings.

As of December 31, 2024 and October 1, 2024, we have accrued legal liabilities of $2.4 million and $2.0 million, respectively, included in other accrued liabilities on the condensed consolidated balance sheets. The majority of these accrued legal liabilities arose out of employment matters and commercial disputes, including expected payments to employees following wage and hour compliance audits and purported class action employment cases pending in various jurisdictions.

MATTRESS FIRM GROUP INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Note 10 — Leases

We lease real estate assets such as retail stores, distribution centers, and storage space, as well as equipment, including vehicles, trucks, forklifts, IT equipment, printers, and copiers. The majority of our real estate leases are associated with our 2,283 retail store locations.

The components of lease costs are as follows:

	Thirteen Weeks Ended
	December 31, 2024	January 2, 2024
	(in millions)
Operating lease cost	$90.0	$89.3
Short-term lease cost	2.6	1.8
Variable lease cost	24.0	23.5
Total lease cost	$116.6	$114.6

	Thirteen Weeks Ended
	December 31, 2024	January 2, 2024
	(in millions)
Cost of sales	$116.3	$114.2
General and administrative expense	0.3	0.4
Total lease cost	$116.6	$114.6

Impairment loss on operating lease rights of use assets of $2.6 million and $2.5 million was recognized in cost of sales within the condensed consolidated statements of operations for the thirteen weeks ended December 31, 2024 and January 2, 2024, respectively.

Sublease income was not material for the thirteen weeks ended December 31, 2024 and January 2, 2024.

Supplemental cash flow information related to our leases is as follows:

	Thirteen Weeks Ended
	December 31, 2024	January 2, 2024
	(in millions)
Cash paid for operating leases	$95.4	$93.6
ROU asset obtained in exchange for operating lease liabilities	$54.8	$54.6
Finance lease for equipment	$—	$4.7

For more information on our finance leases, see Note 6 — Long-term Debt.

The weighted-average remaining lease term and weighted-average discount rates related to the operating leases recorded on our condensed consolidated balance sheets are as follows:

	December 31, 2024	October 1, 2024
Weighted-average remaining lease term (years)	5.6	5.6
Weighted-average incremental borrowing rate	8.3%	8.3%

MATTRESS FIRM GROUP INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The maturity of operating lease liabilities as of December 31, 2024 are as follows:

Fiscal Year	Aggregate Future Maturities
(in millions)
Remainder of 2025	$250.8
2026	329.3
2027	271.6
2028	216.0
2029	168.0
Thereafter	323.4
Total undiscounted lease payments	1,559.1
Less: imputed interest	314.6
Total operating lease liabilities	1,244.5
Less: current operating lease liabilities	248.1
Total non-current operating lease liabilities	$996.4

We also entered into agreements to lease additional retail stores, which have not yet commenced as of December 31, 2024. The total undiscounted lease payments under these agreements amounted to $48.9 million and are not included in the table above.

Note 11 — Subsequent Events

We have evaluated events that occurred subsequent to December 31, 2024 through January 30, 2025 which was the date the condensed consolidated financial statements were available to be issued.

We have determined there were no material events that occurred during that period that have a bearing on the understanding of these condensed consolidated financial statements.